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                        STOCK PURCHASE AND SALE AGREEMENT

                            dated as of March 6, 1999

                                  by and among

                           SUNGARD DATA SYSTEMS INC.,
                       SUNGARD INVESTMENT VENTURES, INC.,
                             MED DATA SYSTEMS, INC.,
                              INTELUS CORPORATION,

                                       and

                              ECLIPSYS CORPORATION
                            ECLIPSYS SOLUTIONS CORP.


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                        STOCK PURCHASE AND SALE AGREEMENT


        This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of March 6, 1999, is made and entered into by and among Eclipsys Corporation, a Delaware corporation (the "Buyer's Parent") Eclipsys Solutions Corp., a Delaware Corporation ("Buyer"), on the one hand, and SunGard Data Systems Inc., a Delaware corporation (the "Seller's Parent"), SunGard Investment Ventures, Inc., a Delaware corporation and a wholly owned subsidiary of Seller's Parent (the "Seller"), and Seller's wholly owned subsidiaries, Intelus Corporation, a Delaware corporation ("I"), and Med Data Systems, Inc., a California corporation ("MD"). I and MD are individually and collectively referred to herein as the "Acquired Companies."

        WHEREAS, Seller owns 1,000 shares (the "I Shares") of common stock, par value $0.001 per share (the "I Common Stock"), of I, and the I Shares constitute all of the issued and outstanding shares of capital stock of I;

        WHEREAS, Seller owns 1,000 shares (the "MD Shares") of common stock, no par value per share (the "MD Common Stock"), of MD, and the MD Shares constitute all of the issued and outstanding shares of capital stock of the MD (the MD Shares and the I Shares shall be collectively referred to herein as the "Shares"); and

        WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Parent, the Acquired Companies Seller's Parent and Seller hereby agree as follows:


                                          ARTICLE I

                           SALE OF SHARES, CLOSING AND DEFINITIONS

        1.01 Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing (as defined in Section 1.03) on the terms and subject to the conditions set forth in this Agreement.

        1.02 Purchase Price. In consideration of the transfer to Buyer of the Shares, Buyer's Parent will pay to Seller on the Closing Date (as defined in Section 7.03) the total amount of Twenty-Five Million Dollars ($25,000,000) (the "Purchase Price") in cash, less the Earnest Money Payment (as defined in Section 1.05).

        1.03    The Closing.

        (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 1285 Drummers Lane, Wayne, Pennsylvania 19087, at 9:00 a.m. on March 29, 1999 (the "Closing Date"), or at such other place and other date promptly following satisfaction or waiver of the closing conditions set forth in Article VI mutually agreeable to Buyer and Seller.



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        (b)   Subject to the conditions set forth in this Agreement, the parties agree to consummate the following "Closing Transactions" on the Closing Date:

        (i) Seller will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all Liens (as defined in Section 1.05), by delivering to Buyer certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers;

        (ii) Buyer's Parent shall pay the Purchase Price, less the Earnest Money Payment, to Seller by wire transfer of immediately available federal funds to an account designated by Seller's Parent to Buyer's Parent prior to the Closing; and

        (iii) Each of the parties shall deliver to the other the documents required to be delivered pursuant to Article VI and such other documents as are reasonably requested by the other party or parties to fully consummate the transactions contemplated by this Agreement.

        (c)   Buyer's Parent and Seller's Parent agree to make an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations promulgated thereunder (the "Treasury Regulations"), in form and substance satisfactory to Buyer's Parent and Seller's Parent, with respect to the purchase and sale of the Shares, and to file such election in the manner required by applicable Treasury Regulations. Prior to the Closing Date, Buyer's Parent and Seller's Parent shall agree on a list of assets to which the modified "aggregate deemed sale price" (as defined in the Treasury Regulations) of the assets of the Acquired Companies shall be allocated. Such allocation shall be determined by the parties, after taking into account the applicable Treasury Regulations and the fair market value of such assets. Buyer's Parent shall prepare for filing all of the elections, information returns and statements (the "Reports") that may be required by Section 338(h)(10) of the Code. At least ten (10) days prior to filing such Reports, Buyer's Parent shall deliver drafts thereof to Seller's Parent for Seller's Parent's review and comment thereon. Buyer's Parent and Seller's Parent shall file all other returns and tax information on a basis that is consistent with such Reports prepared by Buyer's Parent and to which Seller's Parent has agreed. Buyer's Parent and Seller's Parent shall jointly comply with the requirements under any applicable state and local law so that the joint election under
Section 338(h)(10) of the Code is also valid and effective for purposes of such state and local law.

        1.05 Definitions. The terms defined in this Section 1.05 shall have the meanings herein specified for all purposes of this Agreement.

        "Agreement" is defined in the introductory paragraphs.

        "Acquired Companies" is defined in the introductory paragraphs.

        "Basket Amount" is defined in Section 9.02(b).

        "Business" means I's medical records management and process flow optimization businesses and MD's medical records management business as currently conducted by I and MD, respectively.

        "Buyer" is defined in the introductory paragraphs.

        "Buyer Indemnified Parties" is defined in Section 9.02(a).



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        "Buyer Losses" is defined in Section 9.02(a).

        "Buyer's Parent" is defined in the introductory paragraphs.

        "Buying Companies" means Buyer and Buyer's Parent, collectively.

        "Cap Amount" is defined in Section 9.02(b).

        "Claim" is defined in Section 9.04(a).

        "Closing" is defined in Section 1.03.

        "Closing Date" is defined in Section 1.03.

        "Closing Transactions" is defined in Section 1.03(b).

        "Code" is defined in Section 1.04.

        "Date of Acquisition" means, with regard to I, August 31, 1995 and, with regard to MD, July 29, 1997.

        "Disclosure Schedule" is defined in Article II.

        "Employees" means all of the employees of the Acquired Companies.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Financial Statements" is defined in Section 2.07.

        "GAAP" is defined in Section 2.07.

        "Governmental Body" means any federal, state or local governmental authority or regulatory body with rule making authority.

        "HSR Act" is defined in Section 2.04.

        "I Common Stock" is defined in the introductory paragraphs.

        "I Shares" is defined in the introductory paragraphs.

        "Indemnified Party" is defined in Section 9.04.

        "Intellectual Property Rights" means all rights to any trademark, trademark application, service mark, service mark application, patent, patent application, copyright, copyright application, legally protectable design or formula or invention, logo, trade name, brand name, product name or trade secret.

        "Knowledge of the Acquired Companies" means actual knowledge of Howard Tischler (President of I), Alan Belkin (President of MD), Scott Crouch (Director of Finance and Accounting for I and MD) or Jerry Simmons (Vice President of Sales of I and MD).



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        "Latest Balance Sheet" is defined in Section 2.07.

        "Leases" is defined in Section 2.11.

        "Lien" means any security interest, pledge, mortgage, claim, lien or encumbrance.

        "Material Adverse Effect" means a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Companies taken as a whole, or (ii) the ability of the Selling Companies to consummate the transactions contemplated by this Agreement; provided, however, that there shall be deemed not to be a Material Adverse Effect to the extent that such effect is the result of conditions or factors affecting the economy generally or the industry in which the Acquired Companies operate or the result of the announcement of the transactions contemplated by this Agreement.

        "MD Common Stock" is defined in the introductory paragraphs.

        "MD Shares" is defined in the introductory paragraphs.

        "Notifying Party" is defined in Section 9.04.

        "Plans" is defined in Section 2.16.

        "Purchase Price" is defined in Section 1.02.

        "Reports" is defined in Section 1.04(c).

        "Requirements of Laws" means any laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

        "Returns" is defined in Section 2.12(a).

        "Seller Indemnified Parties" is defined in Section 9.03(a).

        "Seller Losses" is defined in Section 9.03(a).

        "Seller's Parent" is defined in the introductory paragraphs.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Seller" is defined in the introductory paragraphs.

        "Selling Parties" means the Seller, Seller's Parent and the Acquired Companies collectively.

        "Shares" is defined in the introductory paragraphs.

        "Software" means any computer program, operating system, or software of any nature, including all object code, source code, and documentation therefor, whether in machine-readable form, programming language or other language or symbols, and whether



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stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

        "Taxes" is defined in Section 2.12(b).

        "Treasury Regulations" is defined in Section 1.04.

                                   ARTICLE II

  REPRESENTATIONS AND WARRANTIES OF SELLER'S PARENT AND THE ACQUIRED COMPANIES

        Seller's Parent and the Acquired Companies hereby represent and warrant to the Buying Companies that, except as set forth in the Disclosure Schedule delivered to the Buying Companies on the date hereof (the "Disclosure Schedule") (which Disclosure Schedule (i) sets forth the exceptions to the representations and warranties contained in this Article II and (ii) identifies by section number the representations and warranties to which such exceptions principally apply):


        2.01 Incorporation and Corporate Power. I is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. MD is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller's Parent and Seller each is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller is a wholly owned subsidiary of Seller's Parent, and the Acquired Companies are wholly owned subsidiaries of the Seller. Each of the Selling Parties has the corporate power and authority to own and operate its properties and to carry on its business as now conducted. The copies of the Acquired Companies' articles of incorporation and bylaws which have been made available to the Buyer prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Acquired Companies are qualified to do business as a foreign corporation in all jurisdictions in which the failure to do so would result in a Material Adverse Effect. The jurisdictions where either of the Acquired Companies is qualified to do business as a foreign corporation are listed in the Section 2.01 of the Disclosure Schedule. Section 2.01 of the Disclosure Schedule sets forth a list of all corporate, fictitious and other names under which either the Acquired Companies have conducted business at any time since each entity's respective Date of the Acquisition.

        2.02 Execution and Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement by each of the Selling Parties and the consummation of the transactions contemplated thereby to be performed by each of the Selling Parties hereby have been duly and validly authorized by all requisite corporate action of each of the Selling Parties. This Agreement has been duly executed and delivered by each of the Selling Parties and constitutes a valid and binding obligation of each of the Selling Parties, enforceable against each in accordance with its terms.

        2.03 No Conflict. The execution, delivery and performance of this Agreement by each of the Selling Parties and the consummation by the Selling Parties of the transactions contemplated hereby, do not conflict with or result in any breach of any of the


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provisions of, constitute a default under, result in a violation of, or result in any Lien upon any of the Shares under the provisions of the articles of incorporation or bylaws of any of the Selling Parties or any indenture, mortgage, lease, other loan agreement by which any of the Selling Parties is bound, or any law, statute, rule or regulation or order, judgment or decree to which any of the Selling Parties is subject, in each case the result of which would have a Material Adverse Effect.

        2.04 Governmental Authorities; Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and federal securities laws, none of the Selling Parties is required to submit any notice, report or other filing to or with any Governmental Body in connection with the execution or delivery by the Selling Parties of this Agreement or the consummation of the transactions contemplated hereby, except where failure to so submit such notice, report or other filing would not result in a Material Adverse Effect. Except as set forth in Section 2.04 of the Disclosure Schedule and except with regard to the HSR Act, no consent, approval or authorization of any Governmental Body or any other person or entity is required to be obtained by any of the Selling Parties in connection with each of the Selling Parties' execution, delivery and performance of this Agreement or the transactions contemplated hereby, except where failure to so obtain such consent, approval or authorization would not result in a Material Adverse Effect.

        2.05 Subsidiaries. Neither of the Acquired Companies have any subsidiaries.

        2.06 Common Stock and Securities; Corporate Records. The authorized capital stock of I consists of 1,000 shares of Common Stock, par value $ 0.001 per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of MD consists of 1,000 shares of Common Stock, no par value per share, of which 1,000 shares are issued and outstanding. All of such Shares for each of the Acquired Companies have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Seller is not a party to or bound by any contract to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or other security of the Acquired Companies or any other security exercisable or exchangeable for or convertible into any capital stock or other security of the Acquired Companies, and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract with respect to any capital stock or any other security of the Acquired Companies or any other security exercisable or convertible into any capital stock or any other security of the Acquired Companies. Seller owns all of the outstanding shares of the common stock of I and MD, respectively, free and clear of any and all Liens. Copies of the contents of the Acquired Companies' minute books and stock books have been made available to Buyer. The minute books of the Acquired Companies reflect all material actions taken by Board of Directors and of the shareholders of each of the Acquired Companies since each entity's respective Date of Acquisition.

        2.07 Financial Statements. Each of the Acquired Companies has delivered or made available to Buyer copies of the unaudited balance sheets and statements of income for each of the Acquired Companies as of December 31, 1998 and December 31, 1997 and for the twelve (12) month periods then ended, and the unaudited balance sheets as of January 31, 1999 (the "Latest Balance Sheet") and statements of income for each of the Acquired Companies as of January 31, 1999 and for the one (1) month period then ended (collectively referred to herein as the "Financial Statements"). The Financial Statements (i) have been prepared from the books and records of each of the Acquired Companies in accordance with United States generally accepted accounting principles ("GAAP") consistently applied and maintained


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throughout the periods indicated, except that the Financial Statements do not contain footnotes, prior period comparative data, current or deferred income tax assets or liabilities and are subject to normal year-end adjustments which will not, in the aggregate, be material in amount, and that I revised its revenue recognition practice from recognizing revenue on an as billed basis to recognizing revenue on a percentage of completion basis in January 1998, and
(ii) fairly present, in all material respects, the financial position, assets and liabilities of each of the Acquired Companies at the dates indicated; and the statement of income fairly presents the results of operations of each of the Acquired Companies for the periods indicated. To the Knowledge of the Acquired Companies and except as set forth on Section 2.07 of the Disclosure Schedules or the Financial Statements, there exists no material contingent liabilities. All accounts receivable have been recorded on the books of the Acquired Companies in accordance with GAAP.

        2.08 Acquired Companies' Assets Section 2.08 of the Disclosure Schedule contains an accurate and complete list of all material assets of each of the Acquired Companies as reflected on the Latest Balance Sheet, including (i) accounts receivable, (ii) other current assets, itemized by category, (iii) tangible property and (iv) capitalized and purchased Software. Section 2.08(b) of the Disclosure Schedule accurately identifies all material assets that are being leased or licensed to each of the Acquired Companies.

        2.09 Acquired Companies' Obligations The Acquired Companies have no material obligations that are not reflected or described in the Financial Statements, except for obligations: (i) under contracts of the type listed or not required to be listed in Section 2.13 of the Disclosure Schedule, (ii) arising out of customer and related transactions that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, or (iii) described in Section 2.09 of the Disclosure Schedule.

        2.10 No Material Adverse Effect. Since the date of the Latest Balance Sheet, (i) there has been no Material Adverse Effect, and the Acquired Companies have conducted operations in the ordinary course of business consistent in all material respects with past practices or (ii) the Acquired Companies have not taken any actions of the type prohibited in Section 4.01(b) of this Agreement.

        2.11 Real Property. Neither of the Acquired Companies own any real property. Section 2.11 of the Disclosure Schedule lists all of the real property leased by the Acquired Companies, and the Acquired Companies have made copies of the leases covering such listed property (the "Leases") available to Buyer. To the Knowledge of the Acquired Companies, the Leases are in full force and effect, and the appropriate one of the Acquired Companies holds a valid leasehold interest under each of the Leases. To the Knowledge of the Acquired Companies, no party to any of the Leases is in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases. To the Knowledge of the Acquired Companies, no occupancy, maintenance or use of the leased premises is in breach or violation of any applicable contract or Requirement of Laws, and no notice from any lessor, Governmental Body or other person or entity has been received by the Acquired Companies claiming any breach or violation of any applicable contract or Requirement of Laws. To the Knowledge of the Acquired Companies, there are not any hazardous substances on or under any such leased premises.



        2.12 Tax Matters.

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        (a) Seller's Parent or the Acquired Companies have (i) properly prepared and timely filed all returns, declarations, information returns and statements, including those filed on a consolidated or unitary basis with Seller's Parent with respect to the Acquired Companies ("Returns"), required to be filed prior to the Closing Date in respect of any Taxes payable by Seller's Parent or the Acquired Companies; and (ii) timely and properly paid prior to the Closing Date all Taxes shown to be due and payable on such Returns. No deficiency for any Taxes has been asserted or assessed against Seller's Parent or the Acquired Companies with respect to the Acquired Companies that has not been resolved and paid in full. Seller's Parent or each of the Acquired Companies has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required to be withheld for Taxes with respect to the Acquired Companies and has timely paid prior to the Closing Date such Taxes to the proper taxing authorities.

        (b) For purposes of this Agreement, "Taxes" means any federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, excise, payroll, withholding, unemployment compensation, social security, value added, retirement or other or other fee or charge in the nature of a tax, or any interest or penalty thereon.

        2.13 Contracts and Commitments.


        (a) Section 2.13 of the Disclosure Schedule lists the following contracts and other agreements to which each of the Acquired Companies is a party (however, with respect to contracts with customers of the Acquired Companies, only such contracts pursuant to which revenue has been received within the last three years have been listed):

        (i) customer agreements, including agreements relating to the license of software, and any other agreements involving the license of Software or Intellectual Property by either of the Acquired Companies to a third party so long as such license has generated payments of greater than $50,000 in the last three years or where the total commitment for payment in the future exceeds $50,000;

        (ii) all reseller or redistribution agreements entered into for the resale of computer hardware or software; and each lease, license or agreement under which either of the Acquired Companies holds or operates any property, real or personal, or any Software or Intellectual Property Rights owned by any other party, that is material to the operation of the Business;

        (iii) agreements under which either of the Acquired Companies has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its tangible assets, or any leases for real property;

        (iv) any written agreement for the employment of any individual on a full time, part time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

        (v) any agreement under which either of the Acquired Companies has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business; and


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        (vi) agreements for the sale of any capital or other assets in excess of
    $200,000.


        (b) To the Knowledge of the Acquired Companies, the Acquired Companies and the other party or parties thereto have performed all material obligations required to be performed by it in connection with the contracts disclosed in
Section 2.13 of the Disclosure Schedule, except where the failure to perform such obligations would not have a Material Adverse Effect, and the Acquired Companies are not in receipt of any written claim of material default under any contract or commitment disclosed in Section 2.13 of the Disclosure Schedule.

        2.14 Software and Intellectual Property Rights. Section 2.14 of the Disclosure Schedule describes the trademark and service mark registrations and applications, unregistered trademarks and service marks, patents, patent applications, copyright registrations and copyright applications that are used in the conduct of the Business and are material to the operation of the Business, and the product name of the Software licensed, maintained or under development by the Acquired Companies that are material to the Business. The Acquired Companies own and possess all right, title and interest in, or hold a valid license (pursuant to license agreements identified in the Disclosure Schedule or falling below the required thresholds in the Disclosure Schedule) to, the Intellectual Property Rights and the Software set forth in Section 2.14 of the Disclosure Schedule, except where the failure to own or possess such right would not result in a Material Adverse Effect. Except as disclosed in
Section 2.14(b) of the Disclosure Schedule, neither of the Acquired Companies have received any written notice of any infringement, misappropriation or violation of any Software or Intellectual Property Rights of any other person or entity, and, to the Knowledge of the Acquired Companies, no such infringement, misappropriation or violation has occurred. To the Knowledge of the Acquired Companies, no person or entity has infringed or misappropriated any of either Acquired Companies' Software or Intellectual Property Rights set forth in
Section 2.14 of the Disclosure Schedule. To the Knowledge of the Acquired Companies, each has the right, free and clear of any material Liens, to use, modify, create derivative works for and otherwise exploit all of the Software and Intellectual Property Rights described in Section 2.14(b) of the Disclosure Schedule, other than the Software and Intellectual Property Rights identified in
Section 2.14 of the Disclosure Schedule as being licensed or otherwise subject to third party rights pursuant to an agreement and other than such Software and Intellectual Property Rights licensed or otherwise subject to third party rights pursuant to an agreement that falls below the required thresholds in the Disclosure Schedule. Since its Date of Acquisition, each the of the Acquired Companies has used reasonable measures to maintain its proprietary Software as a trade secret and has a general practice of imposing reasonable confidentiality restrictions on its customers and employees.

        2.15 Litigation. To the Knowledge of the Acquired Companies, and except as described in Section 2.15 of the Disclosure Schedule, there are no actions, suits, proceedings, injunctions, judgments, orders, decrees or rulings pending or threatened against either of the Acquired Companies.

        2.16 Employee Benefit Plans. Section 2.16 of the Disclosure Schedule sets forth a list of all of the Employees whose annual compensation exceeds $50,000, including names, positions and current compensation. Neither of the Acquired Companies has any union or collective bargaining contract in effect or being negotiated that relates to or affects the Employees. All employee benefit plans (as defined in Section 3(3) of ERISA) and any other benefit or welfare plan, trust agreement or arrangement including, without limitation, any


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bonus, vacation, severance, group insurance, hospitalization, deferred compensation, pension, profit-sharing, payroll savings, retirement, death benefit, stock option, equity award or fringe benefit plan, which either of the Acquired Companies maintains or to which either of the Acquired Companies contributes for the benefit of the Employees, former employees or retired employees of the Acquired Companies (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code, except for such failures to comply which could not reasonably be expected to have a Material Adverse Effect. The Plans are listed in Section 2.16 of the Disclosure Schedule and copies or descriptions of the Plans have been made available to Buyer.
Section 2.14 of the Disclosure Schedule identifies all bonus arrangements with the Employees entered into by either of the Acquired Companies in connection with the transactions contemplated by this Agreement. Except as set forth in the
Section 2.16 of the Disclosure Schedule, no event has occurred that will result in material liability to either of the Acquired Companies in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) established, maintained or contributed to by the either of the Acquired Companies or any other entity which, together with the one or both of the Acquired Companies, constitute elements of a controlled group of corporations (within the meaning of Section 414(b) of the Code), or a group or trades or businesses under common control (within the meaning of Section 414(c) of the Code or Section 4001 of ERISA), or an affiliated service group (within the meaning of Section 414(m) of the Code), or another arrangement covered by Section 414(o) of the Code.

        2.17 Compliance with Laws. Neither of the Acquired Companies is in violation of or default under any Requirements of Laws applicable to it, the effect of which, individually or in the aggregate with other such violations or defaults, would or could reasonably be expected to have a Material Adverse Effect.

        2.18 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller, Seller's Parent or the Acquired Companies, other than the fees and expenses of Broadview International LLC, which will be paid by Seller's Parent.

        2.19 Insurance. The insurance policies (excluding group insurance policies disclosed under Section 2.16) maintained by or for the benefit of the each of the Acquired Companies are believed by the Acquired Companies to be reasonably adequate for the Business engaged in by the Acquired Companies, and neither of the Acquired Companies has received any notice of cancellation with respect to any such insurance policies.





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                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE BUYING COMPANIES

        The Buying Companies hereby represents and warrants to Seller and Seller's Parent that:

        3.01 Incorporation and Corporate Power. Buyer's Parent and Buyer are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. Buyer is a wholly owned subsidiary of Buyer's Parent.

        3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Buying Companies and the consummation of the transactions contemplated to be performed by the Buying Companies hereby have been duly and validly authorized by all requisite corporate action of the Buying Companies. This Agreement has been duly executed and delivered by the Buying Companies and constitutes the valid and binding obligation of the Buying Companies, enforceable against the Buying Companies in accordance with its terms.

        3.03 No Conflict. The execution, delivery and performance of this Agreement by the Buying Companies and the consummation by the Buying Companies of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under or result in a violation of the provisions of the articles of incorporation or bylaws of the Buying Companies or any indenture, mortgage, lease, loan agreement (except as disclosed by the Buying Companies in Schedule 3.03) or other agreement or instrument by which the Buying Companies are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Buying Companies are subject.

        3.04 Governmental Bodies; Consents. Except for the applicable requirements of the HSR Act and federal securities laws, the Buying Companies are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except with regard to the HSR Act, no consent, approval or authorization of any Governmental Body or any other party or person is required to be obtained by the Buying Companies in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

        3.05 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buying Companies.

        3.06 Investment Representations. The Shares are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

        3.07 Financing. As of the date hereof, Buyer' Parent and/or Buyer has the ability to and intends to finance the aggregate of the Purchase Price with cash on hand (meaning those assets designated on Buyer's and/or Buyer's Parent's balance sheet as cash and equivalents) and will not take any action which would impair its ability to finance the Purchase Price.


                                   ARTICLE IV

                         COVENANTS OF ACQUIRED COMPANIES

        4.01 Conduct of the Business. From the date hereof until the Closing Date, each of the Acquired Companies agrees that, from the date hereof until the Closing Date, unless otherwise consented to by Buyer in writing:

        (a) The Business shall be conducted in the ordinary course consistent in all material respects with past practices. The Acquired Companies shall use commercially reasonable efforts to preserve the Business' organization and relationships intact;

        (b) Neither of the Acquired Companies shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, debt or equity securities of the Acquired Companies, (ii) sell, pledge, dispose of or encumber any assets of the Acquired Companies, except in the ordinary course of business consistent in all material respects with past practices; (iii) amend or propose to amend the articles of incorporation or bylaws of the Acquired Companies; (iv) split, combine or reclassify any outstanding shares of capital stock of the Acquired Companies, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of common stock of the Acquired Companies; (v) redeem, purchase or acquire or offer to acquire any shares of common stock or other securities of the Acquired Companies; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) change or adopt any employee benefit plan (except in connection with an overall change by Seller's Parent, in connection with the termination of MD's 401k and profit sharing plan, or as set forth in the Disclosure Schedule); (viii) incur any obligation, make any loan, or enter into any contract, commitment or transaction (other than contracts, commitments or transactions with customers or related transactions and except as set forth on the Disclosure Schedule) outside the ordinary course of business; or (ix) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.01(b); and

        (c) On or before the Closing Date, the Acquired Companies shall satisfy all obligations for the following liabilities included on the Latest Balance Sheet, (i) accrued incentive compensation, (ii) accrued President's Club expenses and (iii) accrued employee stock purchase plan (which shall include all amounts accrued as of the Closing Date).

        4.02 Access to Books and Records. Between the date hereof and the Closing Date, the Acquired Companies shall afford to Buyer and its authorized representatives access at reasonable times and upon reasonable notice to the offices, properties, books, records, selected officers and selected employees of the Acquired Companies, and shall deliver to Buyer such documents reasonably requested by Buyer.

        4.03 HSR Filing. On March 8, 1999, Seller's Parent shall make or cause to be made its filings under the HSR Act regarding the transfer of the Shares requesting early termination of the applicable waiting period and shall provide a copy thereof to Buyer's

Parent. Seller's Parent will coordinate and cooperate with Buyer in exchanging such information, and will provide such reasonable assistance as Buyer's Parent may request, in connection with the filings by Buyer's Parent and Seller's Parent under the HSR Act and under federal securities laws.

        4.04 Conditions. Seller's Parent and the Acquired Companies shall use its good faith efforts to cause the conditions set forth in Section 6.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Seller's Parent or the Acquired Companies shall promptly notify Buyer's Parent if, to the Knowledge of the Acquired Companies, any such condition becomes impossible to be satisfied. Seller's Parent shall promptly advise Buyer's Parent of the receipt of any bona fide proposal received by any of the Selling Parties after the date of this Agreement from a party other than Buyer's Parent regarding such party's interest in acquiring one or both of the Acquired Companies or a material part thereof.


                                    ARTICLE V

                               COVENANTS OF BUYER

        The Buying Companies covenant and agree with Seller and Seller's Parent as follows:

        5.01 HSR Filing. On March 8, 1999, Buyer's Parent shall make its filing under the HSR Act regarding the purchase of the Shares requesting early termination of the applicable waiting period and shall provide a copy thereof to Seller's Parent. Buyer's Parent will coordinate and cooperate with Seller's Parent in exchanging such information, and will provide such reasonable assistance as Seller's Parent may request, in connection with the filings by Buyer's Parent and Seller's Parent under the HSR Act and under federal securities laws.

        5.02 Conditions. The Buying Companies shall use their good faith efforts to cause the conditions set forth in Section 6.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Buyer's Parent shall promptly notify Seller's Parent if, to the knowledge of the Buying Companies, any such condition becomes impossible to be satisfied.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

        6.01 Conditions to the Buying Companies' Obligation. The obligation of Buying Companies to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

        (a) The representations and warranties made in Article II by the Seller's Parent and Acquired Companies shall be true and correct as of the Closing Date (provided that those representations or warranties made as of a specified date shall only need to have been true on and as of such date) except to the extent that a breach of such representations does not cause a Material Adverse Effect;

        (b) The Selling Parties shall have performed in all material respects all of the material covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;

        (c) The applicable waiting periods under the HSR Act shall have expired or been terminated;

        (d) No action, suit, or proceeding brought by a Governmental Body or other person or entity that is not frivolous shall be pending before any court of any federal, state or local wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Material Adverse Effect, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect; and

        (e) On the Closing Date, Seller and Seller's Parent shall have delivered to Buyer all of the following:

        (i) certificate of the President or a Vice President of Seller's Parent, dated the Closing Date, stating that the conditions set forth in subsections
    (a) and (b) above have been satisfied

        (ii) the stock certificates representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power;

        (iii) the Acquired Companies' minute books, stock transfer records, corporate seal and other materials related to the Acquired Companies' corporate administration;

        (iv) Certificates of Good Standing from the Secretaries of State of the state of Delaware for I and Seller and the state of California for MD evidencing the good standing of I, Seller and MD, respectively, in the applicable jurisdiction; and

        (v) a copy of the resolutions adopted by the Board of Directors of the Seller and Seller's Parent, authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with certificates executed on behalf of each of Seller and Seller's Parent, respectively, by its corporate secretary certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

    6.02 Conditions to the Selling Parties' Obligation. The obligation of the Selling Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

        (a) The representations and warranties made in Article III by the Buying Companies shall be true and correct as of the Closing Date (provided that those representations or warranties made as of a specified date shall only need to have been true on and as of such date) in all material respects;

        (b) The Buying Companies shall have performed in all material respects all of the material covenants and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing;

        (c) The applicable waiting periods under the HSR Act shall have expired or been terminated;

        (d) No action, suit, or proceeding brought by a Governmental Body or other person or entity that is not frivolous shall be pending before any court of any federal, state or local wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) have a Material Adverse Effect, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect; and

        (e) On the Closing Date, the Buying Companies will have delivered to Seller and Seller's Parent all of the following:

        (i) a certificate of the President or a Vice President of the Buying Companies, dated the Closing Date, stating that the conditions set forth in subsections (a) and (b) above have been satisfied;

        (ii) evidence, to Seller's reasonable satisfaction, that the wire transfer of the Purchase Price to the account indicated by Seller has occurred; and

        (iii) a copy of the resolutions adopted by the Board of Directors of each of the Buying Companies authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of the Buying Companies by their corporate secretary certifying to Seller's Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

                                   ARTICLE VII

                                   TERMINATION

        7.01 Termination.

        (a) This Agreement may be terminated at any time prior to the Closing by the mutual consent of Buyer's Parent and Seller's Parent;

        (b) This Agreement shall automatically terminate without any further action of any party if, (i) the transactions contemplated hereby have not been consummated by March 31, 1999 unless, in its sole discretion, Seller's Parent extends this Agreement by providing written notice to Buyer's Parent of the terms of the extension, which such terms shall not extend the Agreement beyond April 12, 1999 (in either case such date being referred to as the "Termination Date"), (ii) the Board of Directors of Buyer's Parent does not approve this Agreement and the transactions contemplated in this Agreement by 3:00 p.m. (Eastern Time) on March 7, 1999, (iii) Buyer's Parent fails to file under the HSR Act by 5:00 p.m. (Eastern Time) on March 8, 1999, or (iv) Buyer's Parent fails to wire the Earnest Money Payment to Seller's Parent by 3:00 p.m. (Eastern
Time) on March 8, 1999. In the event

Seller's Parent chooses to extend this Agreement pursuant to the terms of this
Section 7.01(b), this Agreement shall automatically terminate without any further action of any party if the transactions contemplated hereby have not been consummated by April 12, 1999.

        7.02 Effect of Termination. In the event of termination of this Agreement by Buyer's Parent or Seller's Parent as provided in Section 7.01, this Agreement shall become void and there shall be no liability on the part of the Buying Companies or the Selling Companies, or their respective shareholders, officers, or directors, (i) except with respect to willful breaches of this Agreement prior to the time of such termination and (ii) except that the Confidentiality Agreement shall survive according to its own terms and conditions and Sections 10.01, 10.04, 10.06, 10.11 and 10.12 hereof shall survive indefinitely. Seller's Parent shall be entitled to retain the Earnest Money Payment in the event of any termination of this Agreement, except as may be expressly otherwise provided in Section 7.03.

        7.03 Earnest Money Payment. By 3:00 p.m. (Eastern Time) on March 8, 1999, Buyer's Parent will pay to Seller by check or wire the amount of Two Million Dollars ($2,000,000) as an earnest money payment (the "Earnest Money Payment"). The Earnest Money Payment (including any interest that may accumulate thereon) is nonrefundable, except in the event of (i) termination pursuant to
Section 7.01(b) resulting from: (X) a willful breach of this Agreement by one of the Selling Parties, or (Y) the failure of the applicable waiting periods under the HSR Act to have expired or been terminated by the Termination Date for a reason other than either of the Buying Companies' failure to comply with any of the covenants of Article V, or (ii) termination pursuant to Section 7.01(a) and, in either such case, the Earnest Money Payment (without interest) shall be promptly paid to Buyer's Parent by Seller.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

        To the extent any post Closing obligation or covenant involves the Acquired Companies, the Buying Companies shall cause the Acquired Companies to take all actions or undertakings or to refrain from taking any action or undertaking, as the case may be, necessary for the Acquired Companies to fulfill or comply with each such post Closing obligation or covenant.

        8.01 Tax Matters.

        (a)(i) Income for Periods through Closing Date. Seller's Parent shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis, for taxable periods of the Acquired Companies ending on or prior to the Closing Date, all Returns with respect to the Acquired Companies which are filed on a consolidated or unitary basis with Seller's Parent ("Consolidated Returns"). Seller's Parent shall prepare or cause to be prepared, for taxable periods of the Acquired Companies ending on or prior to the Closing Date, all Returns with respect to the Acquired Companies which are not filed on a consolidated or unitary basis with Seller's Parent ("Separate Company Returns"). Seller's Parent will include the income of the Acquired Companies for all applicable periods ending on or prior to the Closing Date on all such Returns and shall pay or cause to be paid all Taxes shown on all such Returns. Buyer's Parent shall review such Separate Company Returns (but shall not change their content without Seller's Parent's consent) and shall cause the Acquired Companies to timely file such Separate Company Returns. The income of the Acquired Companies through the Closing Date shall be computed as if its taxable year ended on and included the Closing Date. The Acquired

Companies shall provide to Seller's Parent such information as may be required for Seller's Parent to prepare such Returns. The income of the Acquired Companies to be included on Returns pursuant to this Section 8.01 shall include any income or gain from the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04.

        (ii) Income for Periods Straddling the Closing Date. With respect to each jurisdiction in which one Return (a "Full Year Return") for the period beginning on the Closing Date to December 31, 1999 will be required (i.e., no Consolidated Return or short-period Separate Company Return may be filed), Seller's Parent shall prepare or cause to be prepared and shall provide to Buyer's Parent by December 31, 1999 a separate company Return for each of the Acquired Companies for the short period ending on the Closing Date, on a pro forma basis as if a short period Separate Company Return were required ("Pro Forma Return"). Pro Forma Returns shall be prepared on the same basis as short period Separate Company Returns under Section 8.01(a)(i); provided, however, to the extent any refund received by Buyer's Parent is attributable to the period reflected on the Pro Forma Return, Buyer's Parent shall reimburse Seller for such amount. Pro Forma Returns shall not be filed, but Seller's Parent shall pay to the Acquired Companies the amount of Taxes shown thereon. Buyer's Parent shall prepare or cause to be prepared the Full Year Returns, and shall cause the Acquired Companies to timely file the Full Year Returns and pay the amount of Taxes shown thereon.

        (b) Income for Periods After Closing Date. Buyer's Parent shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis, for all taxable periods of the Acquired Companies beginning on or after the Closing Date, all Returns with respect to the Acquired Companies, whether filed on a consolidated, unitary or separate company basis, and shall pay or cause to be paid all Taxes shown on such Returns. Seller's Parent shall provide to Buyer's Parent such information as may be required for Buyer's Parent to prepare such Returns.

        (c) Control of Audits. Seller's Parent shall have sole control over all audits and other proceedings which relate to Taxes of the Acquired Companies for any period that ends on or before the Closing Date, and Seller's Parent shall have responsibility for any Taxes due and shall receive the benefit of any refunds resulting from such audits. Buyer's Parent shall have sole control over all audits and other proceedings which relate to Taxes of the Acquired Companies for any period that begins on or after the Closing Date, and Buyer's Parent shall have responsibility for any Taxes due and shall receive the benefit of any refunds resulting from such audits. Seller's Parent and Buyer's Parent shall cooperate as to any audits or other proceedings which relate to Taxes of the Acquired Companies for any period that straddles the Closing Date.

        (d) Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, (i) Buyer shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the sale of Shares contemplated by this Agreement, and (ii) Buyer shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar taxes, if any, required to be paid in connection with the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04.

        8.02 Employees and Employee Benefit Matters.

        (a) Except as set forth in Section 8.02(a) of the Disclosure Schedule, effective as of the Closing, the Buying Companies will cause the Acquired Companies to continue to employ the Employees that are not listed in Section 8.02(a) of the Disclosure Schedule on substantially the same terms in effect for such Employees while they were employees of either of the Acquired Companies immediately prior to Closing Date; provided that no provision of this Agreement shall prohibit the Acquired Companies after the Closing Date from terminating the employment of any Employees.

        (b)(i) The Buying Companies shall not adopt, assume, contribute to or otherwise become a sponsoring employer of any employee pension benefit plan of Seller's Parent. The appropriate Selling Parties shall take such actions as are necessary to provide that the Employees that are not listed in Section 8.02(a) of the Disclosure Schedule shall cease to be eligible to participate in and accrue benefits under any employee pension benefit plan maintained by the Seller's Parent. There shall be no transfer of assets or liabilities from any employee pension benefit plan of the Selling Parties to any plan of the Buying Companies. Seller's Parent shall authorize lump sum distributions of vested benefits to the Employees that are not listed in Section 8.02(a) of the Disclosure Schedule in connection with the transactions under this Agreement from any of the Selling Parties' employee pension benefit plans pursuant to
Section 401(k)(10) of the Code and Seller's Parent shall permit the Employees that are not listed in Section 8.02(a) of the Disclosure Schedule who so elect, to make a "direct rollover" of their accounts with Seller's Parent to any similar plan of the Buying Companies.

        (ii) Subject to the general requirements of this Section 8.02(b), the Buying Companies shall be free to establish such employee pension benefit plans as it deems appropriate for the Employees that are not listed in Section 8.02(a) of the Disclosure Schedule. Buyer shall recognize the applicable Employee's years of service recognized by the Acquired Companies for the purpose of determining eligibility, vesting and accrual of benefits under such employee pension benefit plans.

        (c)(i) The Buying Companies shall not adopt, assume, contribute to or otherwise become a sponsoring employer of any employee welfare benefit plan of Seller's Parent. Seller's Parent's plans shall be responsible for claims incurred thereunder on or before the Closing Date but shall not be responsible for any claims of this nature incurred after the Closing Date. There shall be no transfer of assets or liabilities from any employee welfare benefit plan of Seller's Parent to any plan of the Buying Companies.

        (ii) Notwithstanding any eligibility provision that may be generally effective for new employees of Buyer, effective immediately after the Closing Date, each Employee, spouse or dependent shall be eligible to be covered by a group health plan (as such term is defined in Sections 601 et. seq. of ERISA) which exists or which shall be created by the Buying Companies for this purpose on terms and conditions which are substantially equivalent to the terms and conditions applicable to other, similarly situated, Employees of Buyer; provided that to the extent any such Employee is receiving short-term disability benefits under Seller's Parent's Plan as of the Closing Date and Buyer cannot provide such benefits to such Employee, Buyer shall reimburse Seller's Parent for the continuation of such short-term disability benefits. Such group health plan shall not contain any exclusion or limitation with respect to any preexisting condition (as that term is used in Section 602(2)(D) of ERISA) of any Employee, spouse or dependent.

        (iii) Notwithstanding any eligibility provision that may be generally effective for new employees of Buyer, effective immediately after the Closing Date, each Employee, spouse or dependent shall be eligible to be covered by a group life insurance plan which exists or which shall be created by Buyer for this purpose on terms and conditions which are substantially equivalent to the terms and conditions applicable to other, similarly situated, employees of Buyer. Such group life insurance plan shall not contain any exclusion or limitation with respect to any preexisting condition of any Employee, spouse or dependent.

        (iv) The Buying Companies shall cause the Acquired Companies to preserve, and provide all Employees that are not listed in Section 8.02(a) of the Disclosure Schedule with, all accrued vacation and accrued sick time that each such Employee has earned as an employee of the Acquired Companies as of the Closing Date.

        (v) Subject to the general requirements of this Section 8.02(c) and the foregoing requirements regarding group health and life plans, Buyer shall be free to establish such employee welfare benefit plans as it deems appropriate for the applicable Employees. Buyer shall recognize the applicable Employee's years of service recognized by the Acquired Companies for the purpose of determining eligibility, vesting and accrual of benefits under such employee welfare benefit plans.

        (c) For purposes of clarification as between the Selling Companies and the Buying Companies, Seller's Parent shall maintain all responsibility, obligations and liability with respect to stock options of SunGard Data Systems Inc. granted to Employees prior to the Closing Date.

        8.03 Insurance. The parties acknowledge that both Seller's Parent and Buyer's Parent maintain centralized insurance programs for their respective affiliated groups. Seller's Parent and Buyer's Parent shall cooperate with each other, taking into account the extent to which their respective policies are "occurrence" or "claims made" policies, in order to maintain appropriate insurance coverage for the Acquired Companies without any lapse in coverage caused by the sale of Shares contemplated hereby. Seller's Parent and Buyer's Parent shall cooperate with each other in the handling of insurance claims relating to the Business that straddles the Closing Date.

        8.04 Cash Management. The parties acknowledge that the cash generated by and used by the Acquired Companies is swept out of or funded into the Acquired Companies, as the case may be, by Seller's Parent on a daily basis. The parties also acknowledge that both Seller's Parent and Buyer's Parent maintain centralized cash management programs for their respective affiliated groups. Because of Seller's Parent's centralized cash management system, the Acquired Companies may have a negative cash balance on their books, such negative cash balance is not intended to become a liability of the Buying Companies. To the fullest extent practicable, Seller's Parent shall cause all intercompany receivables and payables involving the Acquired Companies to be satisfied by Closing. Seller's Parent and Buyer's Parent shall cooperate with each other in order to transfer cash management functions for the Acquired Companies from Seller's Parent to Buyer's Parent on the Closing Date. To the extent that such transfer is not completed on the Closing Date, Seller's Parent and Buyer's Parent shall cooperate with each other in order to maintain appropriate funding for the Acquired Companies and to fairly allocate the receipts and disbursements of the Acquired Companies between Seller's Parent and Buyer's Parent during a reasonable transition period, which shall be no longer than sixty (60) days after the Closing Date.

        8.05 Names. As soon as is reasonably practicable after the Closing Date, the Buying Companies shall change its use of and abandon any registered or pending trademarks, service marks or other names of the Acquired Companies' Business, and all other names, product designations and the like, which contain "SunGard" to a mark or name that does not include such letters or words or any substantially similar letters or words. Notwithstanding any other provision of this Agreement, after the Closing Date, the Acquired Companies, and the Buying Companies shall neither use nor have any right to use the name "SunGard" any logo of SunGard, or any substantially similar letters, word or logo in any corporate, business or product name (whether or not combined with any other letters, word or logo) or for any other purpose except to the extent reasonably necessary to describe the transactions contemplated by this Agreement, to implement the terms of this Agreement, or, for a period not to exceed ninety
(90) days after the Closing Date, to use up existing quantities of sales and marketing materials and similar items.

        8.06 Other Transition Matters. After the Closing Date, Seller's Parent and Seller shall fully cooperate to transfer to Buyer the full ownership, control and enjoyment of the Acquired Companies, and shall promptly deliver to Buyer all documents and other items received by Seller's Parent or Seller or found to be in their possession that pertain primarily to the Acquired Companies.

        8.07 Books and Records. After the Closing Date, Seller's Parent and Seller, on the one hand, and Buyer, Buyer's Parent, the Acquired Companies, on the other hand, shall retain all accounting, tax, payroll and similar books and records pertaining to the Acquired Companies for a period of at least seven (7) years after the annual period to which they relate, and shall provide reasonable access to such books and records and related information to the other party and its representatives. Such access shall be provided during normal business hours, and the requesting party shall in good faith attempt to minimize any disruption to the other party's business.

        8.08 Further Assurances. After the Closing Date, at any party's request and without further consideration but at the expense of the requesting party, the other party or parties shall promptly execute and deliver all such further agreements and documents and perform such further actions as the requesting party reasonably requests, in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.


                                   ARTICLE IX

                            SURVIVAL; INDEMNIFICATION

        9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article II and
Article III hereof shall survive the Closing for a period of twelve (12) months following the Closing Date and thereafter shall terminate; provided, however, that the representations made in Section 2.12 shall survive such twelve month period and shall be subject to the applicable statute of limitations for such claim.

        9.02 Indemnification by Seller's Parent.

        (a) Subject to the limitations of Section 9.02(b), Seller's Parent agrees to indemnify in full Buyer, Buyer's Parent and their officers, directors, employees, agents and shareholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (collectively, "Buyer Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller's Parent or Seller contained in this Agreement, (ii) any breach of, or failure to perform, any agreement of any of the Selling Parties contained in this Agreement and required to be performed on or before the Closing Date, or (iii) any deficiency or adjustment for Taxes and related interest, penalties or expenses assessed against or imposed upon Buyer or the Acquired Companies (X) with respect to the Acquired Companies during any period ending on or before the Closing Date or (Y) for or with respect to any income or gain from the deemed asset sale resulting from the Section 338(h)(10) election provided in Section 1.04.

        (b) Seller's Parent shall be liable to the Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller's Parent written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the 12-month anniversary of the Closing Date, provided that any claim for indemnification involving Taxes shall be subject to the statute of limitations for such claim rather than the 12-month period following the Closing Date; (ii) only if the aggregate amount of all Buyer Losses exceeds $2,000,000 (the "Basket Amount"), in which case Seller's Parent shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount; and (iii) provided that notwithstanding anything herein to the contrary, the maximum aggregate liability of Seller's Parent under this Article IX shall not exceed an amount equal to Fifteen Million Dollars ($15,000,000), which represents the tax effected Purchase Price (the "Cap Amount").

        9.03 Indemnification by the Buying Companies.

        (a) The Buying Companies agree to indemnify in full Seller's Parent and Seller, and their officers, directors, employees, agents and shareholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any losses ("Seller Losses") which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of the Buying Companies contained in this Agreement, or (ii) any breach of, or failure to perform, any agreement of the Buying Companies contained in this Agreement required to be performed on or before the Closing Date.

        (b) The Buying Companies shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Seller's Parent or another Seller Indemnified Party delivers to Buyer's Parent written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims.

        9.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

        (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Buyer Losses or Seller Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Buyer Loss or an Seller Loss unless the Notifying Party reasonably determines, on the written advice of counsel, that the Indemnifying Party, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld.

        (b) After the Closing, the rights set forth in this Article IX shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud, intentional misrepresentation or intentional breach of an obligation by any party to this Agreement and the limitations set forth in this Article IX shall not apply thereto. The time limits set forth in Sections 9.01 and 9.02(b), the Basket Amount and the Cap Amount shall not apply in the case of any indemnification relating to title to the Shares.

        (c) Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.


                                    ARTICLE X

                                  MISCELLANEOUS

        10.01 Press Releases and Announcements. No party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of Seller's Parent and Buyer's Parent, except as may be necessary to comply with applicable Requirements of Laws, including securities laws. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other parties prior to making such disclosure, and the parties shall act in good faith to agree upon a text for such disclosure which is satisfactory to all parties.

        10.02 Market Acceptance; Budgets; Forecasts and Other Prospective Financial Information. In connection with Buyer's investigation of the Acquired Companies, Buyer, or Buyer's Parent may have received information from Seller's Parent or the Acquired Companies relating to (a) the future scope of the market for or the future market acceptance of the services and products of the Acquired Companies, or (b) budgets, forecasts or other prospective financial or business information relating to the Acquired Companies and their Business. Seller's Parent, Seller and the Acquired Companies make no representations and/or warranties with respect to any of the matters referred to in the first sentence of this Section 10.02.

        10.03. Disclaimer. Expect for the express representations and warranties made by Seller's Parent, Seller and the Acquired Companies in this Agreement, none of Selling Parties makes any representations or warranties, oral or written, express or implied (including, but not limited to, any implied representations of merchantability or fitness for a particular purpose).

        10.04 Expenses. Except as otherwise expressly provided for herein, Seller, Seller's Parent and Buyer's Parent, Buyer will pay all of their own expenses (including attorneys and accountants fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

        10.05 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

        10.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Buyer's Parent, Seller's Parent and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Seller and Seller's Parent:             with a copy to:
--------------------------------------             ---------------
SunGard Data Systems Inc.                          SunGard Data Systems Inc.
1285 Drummers Lane, Suite 300                      1285 Drummers Lane, Suite 300
Wayne, Pennsylvania 19087                          Wayne, PA  19087
Attention: General Counsel                         Attention:  Chief Financial Officer
Telephone: (610) 341-8700                          Telephone (610) 341-8711
Fax:  (610) 341-8115                               Fax  (610) 341-8851

Notices to Buyer and Buyer's Parent:
------------------------------------

Eclipsys Corporation                               Eclipsys Corporation
777 E. Atlantic Avenue, #200                       777 E. Atlantic Avenue, #200
Delray Beach, FL  33483                            Delray Beach, FL  33483

Attention:  General Counsel                        Attention:  Vice President - Finance
Telephone:  (561) 243-1440                         Telephone:  (561) 243-1440
Fax:  (561) 243-3503                                      Fax:  (561) 243-3503

        10.07 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

        10.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        10.09 Complete Agreement. This Agreement, the Disclosure Schedule and the Confidentiality Agreement contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        10.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

        10.11 Governing Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

        10.12 Jurisdiction and Process In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.08, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

        10.13 Effect of Headings. The subject headings of the articles, sections and paragraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of their provisions.

        IN WITNESS WHEREOF, Buyer, Seller's Parent and Seller have executed this Agreement as of the date set forth in the first paragraph.


BUYER'S PARENT:          ECLIPSYS CORPORATION

                         By:  /s/ T. JACK RISENHOOVER II
                            --------------------------------------------------
                         Name: T. Jack Risenhoover II
                         Title:  Vice President and Secretary


BUYER:                   ECLIPSYS SOLUTIONS CORP.


                         By:  /s/ T. JACK RISENHOOVER II
                            --------------------------------------------------
                         Name:  T. Jack Risenhoover II
                         Title:  Vice President and Secretary


SELLER'S PARENT:         SUNGARD DATA SYSTEMS INC.


                         By:  /s/ LAWRENCE A. GROSS
                            --------------------------------------------------
                         Name:  Lawrence A. Gross
                         Title: Vice President and General Counsel, Secretary


SELLER:                  SUNGARD INVESTMENT VENTURES, INC.


                         By:  /s/ LAWRENCE A. GROSS
                            --------------------------------------------------
                         Name:  Lawrence A. Gross
                         Title:  Vice President, Secretary

ACQUIRED COMPANIES:      INTELUS CORPORATION


                         By:  /s/ LAWRENCE A. GROSS
                            --------------------------------------------------
                         Name:  Lawrence A. Gross
                         Title:  Assistant Vice President, Secretary

                         MED DATA SYSTEMS, INC.


                         By:  /s/ LAWRENCE A. GROSS
                            --------------------------------------------------
                         Name:  Lawrence A. Gross
                         Title:  Assistant Vice President, Secretary